EXHIBIT 6


                                     [Date]


ValueVision International, Inc.
6740 Shady Oak Road
Minneapolis, Minnesota  55344

Attention:

         RE: CREDIT CARD LICENSE & RECEIVABLES SALE AGREEMENT BETWEEN MONTGOMERY WARD & CO., INCORPORATED
                  ("MONTGOMERY WARD") AND VALUEVISION INTERNATIONAL, INC. ("VALUEVISION") DATED MARCH 13, 1995 ("CREDIT CARD AGREEMENT")


Dear Mr. Romenesko:

         Effective April 1, 1996, Montgomery Ward entered into an interim Consumer Credit Card Program Agreement ("Interim Agreement") with Monogram Credit Card Bank of Georgia ("Monogram"), which, like Montgomery Ward Credit Corporation ("MWCC"), is a wholly owned subsidiary of General Electric Capital Corporation. Pursuant to the Interim Agreement, Monogram is issuing the "Card" and administrating the "Revolving Charge Plan" as contemplated by the Credit Card Agreement. The new arrangements with Monogram differ from the prior Account Purchase Agreement between Montgomery Ward and MWCC dated June 24, 1988, as amended ("Account Purchase Agreement") in that the receivables are created directly between the customer and Monogram rather than being sold by the retailer as is generally the case under the Account Purchase Agreement. The Interim Agreement is to be replaced by various definitive agreements to be entered into among Montgomery Ward, Monogram, MWCC and their affiliates ("Definitive Agreements").

         In connection with the Definitive Agreements, the acquisition by ValueVision of the assets of Montgomery Ward Direct, L.P. ("Montgomery Ward Direct"), and the restructuring of various arrangements between ValueVision and Montgomery Ward (such new arrangements between Montgomery Ward and ValueVision, including those relating to Montgomery Ward Direct, herein referred to as "ValueVision Agreements"), the parties to this letter agreement hereby agree to make such modifications to the Credit Card Agreement as are required or reasonably desired to reflect, comply with, and be consistent with the terms of the ValueVision Agreements and Definitive Agreements, and to permit Montgomery Ward and its affiliates to comply with their obligations in connection with the Definitive Agreements. Such modifications to the Credit Card Agreement will include, but will not be limited to, the following:

         10. References to the "Account Purchase Agreement" shall be changed to references to the Definitive Agreements.

         11. References to the "Operating Agreement," "Service Mark License Agreement," and "Permitted Business" shall be changed to refer to such agreements as they will be modified as part of the ValueVision Agreements, and to reflect the permitted businesses under the ValueVision Agreements as to which ValueVision will be permitted to use the Montgomery Ward "Card."

         12. The defined term "Specified Percentage" will be modified by deleting the reference to 3% and substituting a reference to 1 1/2%.

         13. The fees payable to ValueVision for approved credit card applications obtained by it through its television programming will also apply to approved applications obtained by ValueVision through the Montgomery Ward Direct catalog business conducted by ValueVision.

         14. Modifications will be made that are needed to reflect the fact that under the Definitive Agreements receivables will be created directly between the customer and Monogram rather than being sold by the retailer as is the case under the Account Purchase Agreement.

         Please indicate your agreement to the foregoing by executing and returning to the undersigned a copy of this letter.


                                       Very truly yours,

                                       MONTGOMERY WARD & CO., INCORPORATED


                                       By:  /s/ Philip D. Delk
                                            ----------------------------------

                                       Its: Vice President
                                            ----------------------------------

Accepted and Agreed to:

VALUEVISION INTERNATIONAL, INC.


By:  /s/ Robert L. Johander
     ------------------------------------

Its: Chairman and Chief Executive Officer
     ------------------------------------